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                                                                                                            EXHIBIT 12(C)

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                        PSEG ENERGY HOLDINGS INCORPORATED
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               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                                9 Months
                                                                                                                 Ended
                                                              YEARS ENDED DECEMBER 31,                         September
                                                                                                                  30,
                                      -------------  ------------  -------------  ------------   ------------  -----------
                                          1995          1996           1997          1998           1999          2000
                                      -------------  ------------  -------------  ------------   ------------  -----------
Earnings as Defined in
  Regulation S-K (A):
Income from Continuing Operations              $71           $73            $73           $98          $176           $82
(Income)/Loss from equity investees
net of distributions                            13            50           (35)            30             9             5
Fixed Charges                                   60            61             79            94           106           105
Amortization of capitalized interest             0             0              0             0             0             0
Capitalized interest                           (2)           (1)            (5)           (1)           (8)          (14)
                                      -------------  ------------  -------------  ------------   -----------   -----------
Earnings                                      $142          $183           $113          $221          $282          $178
                                      =============  ============  =============  ============   ===========   ===========

Fixed Charges as Defined in
  Regulation S-K (B):

Total Interest Expense                         $59           $60            $77           $92          $103          $102
Interest in rental expense                       1             1              2             2             3             2
                                      -------------  ------------  -------------  ------------   -----------   -----------
Total Fixed Charges                            $60           $61            $79           $94          $106          $104
                                      =============  ============  =============  ============   ===========   ===========
Ratio of Earnings to Fixed Charges            2.38          3.01           1.42          2.35          2.66          1.71
                                      =============  ============  =============  ============   ===========   ===========

(A) The term "earnings" shall be defined as pretax income from continuing operations before adjustment for minority interests or income or loss from equity investees. Add fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and (b) amortization of capitalized interest and (c) distributed income of equity investees. From the total, subtract interest capitalized.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, and (c) an estimate of interest implicit in rentals.

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